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                                                                     EXHIBIT (1)

                               PURCHASE AGREEMENT

                  Credit Suisse Institutional Money Market Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

                  1. The Fund offers CSAM and CSAM hereby purchases 100,000 shares of common stock of the Fund, which shall consist of 9,995 Class A Shares of the Government Portfolio, one Class B Share of the Government Portfolio, one Class C Share of the Government Portfolio, one Class A Share of the Prime Portfolio, one Class B Share of the Prime Portfolio, and One Class C Share of the Prime Portfolio, each having a par value $.001 per share (the "Shares"), at a price of $1.00 per Share (the "Initial Shares"). CSAM hereby acknowledges receipt of certificates representing the Initial Shares and the Fund hereby acknowledges receipt from CSAM of $100,000.00 in full payment for the Initial Shares.

                  2. CSAM represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

                  3. CSAM agrees that if any holder of the Initial Shares redeems such Shares in the Fund before one year after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses, in the same proportion as the Initial Shares being redeemed bears to the Initial Shares outstanding at the time of redemption. The parties hereby acknowledge that any Shares acquired by CSAM other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational and offering expenses of the Fund.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the 2nd day of October, 2001.

                                  CREDIT SUISSE INSTITUTIONAL MONEY
                                  MARKET FUND, INC.

                                     By: /s/ Hal Liebes
                                         --------------
                                             Name: Hal Liebes
                                             Title: Vice President and Secretary

ATTEST:

Kimiko T. Fields

                                     CREDIT SUISSE ASSET MANAGEMENT, LLC

                                     By: Hal Liebes
                                         ----------
                                     Name: Hal Liebes
                                     Title: Managing Director

ATTEST:
Kimiko T. Fields